Exhibit 99.1

KKR Appoints David Drummond as New Independent Director

NEW YORK, March 17, 2014— KKR & Co. L.P. (NYSE: KKR) today announced that effective March 14, 2014, David Drummond has been appointed to the Board of Directors of KKR Management LLC, the managing partner of KKR, and to the Board’s Conflicts Committee.  His appointment will bring the number of independent directors on KKR’s Board to seven out of a total of nine Board seats.

Mr. Drummond serves as Senior Vice President, Corporate Development and Chief Legal Officer of Google Inc.

KKR’s other independent directors include Joseph A. Grundfest (Stanford Law Professor and former Commissioner of the Securities and Exchange Commission), John Hess (Director and Chief Executive Officer of Hess Corporation), Dieter Rampl (former Chairman of Unicredit Group), Patricia Russo (former Chief Executive Officer of Alcatel-Lucent), Thomas M. Schoewe (former Chief Financial Officer of Walmart), and Robert W. Scully (former member of the Office of the Chairman of Morgan Stanley).

About KKR
Founded in 1976 and led by Henry Kravis and George Roberts, KKR is a leading global investment firm with $94.3 billion in assets under management as of December 31, 2013. With offices around the world, KKR manages assets through a variety of investment funds and accounts covering multiple asset classes. KKR seeks to create value by bringing operational expertise to its portfolio companies and through active oversight and monitoring of its investments. KKR complements its investment expertise and strengthens interactions with fund investors through its client relationships and capital markets platform. KKR & Co. L.P. is publicly traded on the New York Stock Exchange (NYSE: KKR) and “KKR”, as used in this release, includes its subsidiaries, their managed investment funds and accounts, and/or their affiliated investment vehicles, as appropriate. For additional information, please visit KKR’s website at www.kkr.com.

Media Contact
KKR
Kristi Huller, 212-230-9722
Kristi.Huller@kkr.com